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                                                                      EXHIBIT A

GLENDALE, CALIFORNIA, August 4, 1994 -- Steve Wesson, President and Chief Executive Officer of Citadel Holding Corporation ("Citadel") (AMEX:CDL), announced today that, as part of the restructuring and recapitalization previously disclosed by it and Fidelity Federal Bank ("Fidelity" or the "Bank"), Fidelity has completed the public offering of approximately 21.8 million new shares of primarily voting common stock of the Bank for net proceeds of approximately $109 million. Incident to the restructuring and recapitalization, Citadel has exchanged its Fidelity common stock for shares of a new class of common stock that, with certain exceptions, will be non-voting in nature, but that will share pari passu with the newly-issued Fidelity common stock with respect to dividends and liquidating distributions. The number of shares of non-voting common stock to be retained by Citadel has not been definitively determined, but it is currently anticipated that Citadel will retain approximately 4.2 million such shares, representing approximately 16.3 percent of Fidelity's outstanding common stock.

   Also incident to the restructuring and recapitalization, (i) Citadel purchased four REO properties from Fidelity at a bulk sale transfer price of approximately $19.8 million, (ii) Citadel sold to Fidelity all of the stock of Gateway Investment Services, Inc. at net book value (approximately $1 million), and (iii) Citadel received from Fidelity by way of dividend (a) one-year options to acquire two properties used in the operations of Fidelity (including its headquarters building) for approximately $9.2 million and (b) Fidelity's interest in a judgment currently on appeal by the defendant therein. The property acquisitions were financed by $13.9 million in mortgage loans from Fidelity and a $6.2 million short term loan from Craig Corporation.

   Steve Wesson has been appointed as the President and Chief Executive Officer of Citadel. Prior to joining Citadel, Mr. Wesson was the executive principally responsible for the restructuring and sale of the United States real estate holdings of the Burton Group PLC. Richard M. Greenwood has resigned from Citadel but will continue as the President and Chief Executive Officer of Fidelity.

   Contact: Steve Wesson, President and Chief Executive Officer of Citadel at
(818) 549-7450.